For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	January 25, 2022
For Immediate Release

HOME BANCORP ANNOUNCES 2021 FOURTH QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDEND

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the fourth quarter of 2021. For the quarter, the Company reported net income of $10.2 million, or $1.23 per diluted common share (“diluted EPS”), down $4.8 million from $15.1 million, or $1.79 diluted EPS, for the third quarter of 2021.

“We finished the year with another quarter of loan growth, excluding PPP loans.” said John W. Bordelon, Chairman, President and Chief Executive Officer of the Company and the Bank. “We expect 2022 to be a year of strong loan growth with a stronger economy and our pending expansion into the Houston market. The previously announced acquisition of Friendswood Capital, Inc. ("Friendswood") and its subsidiary, Texan Bank, N.A., is proceeding as planned. The transaction is expected to close in the first quarter of 2022 upon receiving regulatory approvals and Friendswood shareholder approval.”

“Our previously announced purchase and assumption agreement to sell our Vicksburg banking center to Delta Bank closed on Friday, January 21, 2022. Our teams worked diligently to ensure a smooth transition for the customers.”

COVID-19 Response

After an increase in COVID-19 cases during the third quarter, Louisiana reinstituted it indoor mask mandate in August 2021. The mask mandate was lifted in October 2021 but was reinstituted in the city of New Orleans in January 2022.

Under the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP"), the Company funded approximately 4,875 PPP loans totaling $388.7 million during 2020 and 2021, in aggregate. At December 31, 2021, the total recorded net investment in PPP loans was $43.6 million, of which approximately 177 loans with an aggregate outstanding balance of $5.0 million were for amounts of $150,000 or less.

To give immediate financial support to our customers, the Company began providing principal and/or interest payment relief options in March 2020. At December 31, 2021, $3.9 million, or less than 1% of total loans were under COVID-19 related deferral agreements. The level of COVID-19 related deferrals formerly totaled $558.8 million, or 28% of total loans, at June 30, 2020. Of the loans that have exited deferral agreements, $372.6 million, or 99%, were current and performing as of December 31, 2021.

Fourth Quarter 2021 Highlights

•Net income totaled $10.2 million, down $4.8 million, or 32%, from the prior quarter primarily due to a $2.5 million decrease in interest income on PPP loans and the absence of life insurance benefit of $1.7 million recognized in the third quarter 2021.

•Return on average assets, return on average equity and return on average tangible common equity were 1.38%, 11.65%, and 14.48%, respectively.

•The Company recorded a $2.6 million reversal to the allowance for loan losses, compared to a $2.4 million allowance reversal in the prior quarter, primarily due to continued improvements in our assessment of the economic impact of the COVID-19 pandemic.

•Loan income from the recognition of deferred PPP lender fees totaled $2.0 million, down $2.3 million from the prior quarter.

•Noninterest income was down $1.8 million, or 34%, from the prior quarter primarily due to absence of income from bank-owned life insurance in the prior quarter. The Company recognized a life insurance benefit of $1.7 million following the death of an employee during the third quarter of 2021.

•Loans totaled $1.8 billion at December 31, 2021, down $35.1 million, or 2%, from September 30, 2021. Excluding PPP loans, loan growth during the same comparative period was up $16.8 million, or 4% annualized.

•PPP loans totaled $43.6 million at December 31, 2021, down $51.9 million, or 54%, from September 30, 2021.

•The allowance for loan losses totaled $21.1 million, or 1.15% of total loans, at December 31, 2021. Excluding PPP loans, the ratio of allowance for loan losses to total loans was 1.17% at such date.

•Nonperforming assets totaled $14.5 million, or 0.49% of total assets, down $1.1 million, or 7%, from September 30, 2021 primarily due to pay-downs on nonaccrual loans.

•Preliminary Tier 1 leverage capital and total risk-based capital ratios were 9.77% and 15.95% at December 31, 2021, compared to 10.05% and 15.60% at September 30, 2021.

Loans

Loans totaled $1.8 billion at December 31, 2021, down $35.1 million, or 2%, from September 30, 2021. The following table summarizes the changes in the Company’s loan portfolio from September 30, 2021 to December 31, 2021.

	December 31,	September 30,	Increase (Decrease)
(dollars in thousands)	2021	2021	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$350,843	$360,150	$(9,307)	(3)%
Home equity loans and lines	60,312	59,667	645	1
Commercial real estate	801,624	802,401	(777)	—
Construction and land	259,652	241,286	18,366	8
Multi-family residential	90,518	92,062	(1,544)	(2)
Total real estate loans	1,562,949	1,555,566	7,383	—
Other loans:
Commercial and industrial	244,123	284,831	(40,708)	(14)
Consumer	33,021	34,779	(1,758)	(5)
Total other loans	277,144	319,610	(42,466)	(13)
Total loans	$1,840,093	$1,875,176	$(35,083)	(2)%

During the fourth quarter of 2021, construction and land loan growth was partially offset by pay-downs of commercial and industrial loans and residential mortgages. The change in commercial and industrial loans included a decrease in PPP loans of $51.9 million, or 54%, from September 30, 2021. Residential mortgages declined primarily due to refinances as borrowers sought to acquire lower interest rates.

Construction and land ("C&D") loan growth was spread across our New Orleans, Acadiana and Baton Rouge markets and was primarily driven by non-residential construction projects. At December 31, 2021, C&D loans within our Acadiana, New Orleans, and Northshore markets accounted for approximately 73% of our total construction and land portfolio.

Credit Quality and Allowance for Credit Losses

At December 31, 2021 and September 30, 2021, loans under interest and/or principal payment deferral agreements due to the COVID-19 crisis amounted to less than 1% of total loans.

Nonperforming assets (“NPAs”), totaled $14.5 million, or 0.49% of total assets at December 31, 2021, down $1.1 million, or 7%, from $15.5 million, or 0.56% of total assets, at September 30, 2021. The Company recorded net loan charge-offs of $412,000 during the fourth quarter of 2021, compared to net loan charge-offs of $153,000 for the third quarter of 2021.

The Company reversed $2.6 million of the allowance for loan losses in the fourth quarter of 2021 primarily due to continued improvements in our assessment of the economic impact of the COVID-19 pandemic. For the year ended December 31, 2021, we reversed a total of $10.2 million of the allowance for loan losses. At December 31, 2021, the allowance for loan losses totaled $21.1 million or 1.15% of total loans, compared to $24.1 million or 1.29% of total loans at September 30, 2021. Excluding PPP loans, the ratios of the allowance for loan losses to total loans were 1.17% and 1.36% at December 31, 2021 and September 30, 2021, respectively. Changes in expected losses consider various factors including the changing economic activity, potential mitigating effects of governmental stimulus, the duration of the health crisis, customer specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

Deposits

Total deposits were $2.5 billion at December 31, 2021, up $170.1 million, or 7%, from September 30, 2021. The following table summarizes the changes in the Company’s deposits from September 30, 2021 to December 31, 2021.

	December 31,	September 30,	Increase/(Decrease)
(dollars in thousands)	2021	2021	Amount	Percent
Demand deposits	$766,385	$728,352	$38,033	5%
Savings	285,728	280,651	5,077	2
Money market	371,478	355,923	15,555	4
NOW	792,919	669,414	123,505	18
Certificates of deposit	319,339	331,377	(12,038)	(4)
Total deposits	$2,535,849	$2,365,717	$170,132	7%

The average rate on interest-bearing deposits decreased 5 basis points from 0.27% for the third quarter of 2021 to 0.22% for the fourth quarter of 2021. At December 31, 2021, certificates of deposit maturing within the next 12 months totaled $251.6 million.

Net Interest Income

The net interest margin ("NIM") decreased 63 basis points from 4.16% for the third quarter of 2021 to 3.53% for the fourth quarter of 2021 primarily due to a decrease in the average yield on loans. Loan income was impacted for the fourth quarter of 2021 due to fewer PPP loan payoffs, which reduced deferred PPP lender fees recognized.

The average loan yield was 5.12% for the fourth quarter of 2021, down 48 basis points from the third quarter of 2021. Loan income from the recognition of deferred PPP lender fees totaled $2.0 million during the fourth quarter of 2021, down $2.3 million, or 54%, compared to the third quarter of 2021. As a result, PPP loans positively impacted the average loan yield by 29 basis points and the NIM by 24 basis points during the fourth quarter of 2021. During the third quarter of 2021, the average loan yield increased by 60 basis points and the NIM by 52 basis points due to the impact of PPP loans. Average PPP loans were $67.2 million for the fourth quarter of 2021, down $77.4 million, or 54%, from the third quarter of 2021. Unrecognized PPP lender fees totaled $1.3 million at December 31, 2021.

Loan accretion income from acquired loans totaled $485,000 for the fourth quarter of 2021, down $71,000, or 13%, compared to the third quarter of 2021.

The average rate paid on total interest-bearing deposits was 0.22% for the fourth quarter of 2021, down 5 basis points from the third quarter of 2021.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities have been calculated using a marginal tax rate of 21%.

	For the Three Months Ended
	December 31, 2021			September 30, 2021
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$1,856,814	$24,215	5.12%	$1,896,808	$27,045	5.60%
Investment securities (TE)	314,686	1,309	1.67	278,450	1,189	1.74
Other interest-earning assets	577,945	264	0.48	388,723	189	0.19
Total interest-earning assets	$2,749,445	$25,788	3.69%	$2,563,981	$28,423	4.36%

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,401,774	$554	0.16%	$1,312,131	$605	0.18%
Certificates of deposit	327,567	420	0.51	332,916	515	0.61
Total interest-bearing deposits	1,729,341	974	0.22	1,645,047	1,120	0.27
Other borrowings	5,539	53	3.80	5,539	53	3.80
FHLB advances	26,172	111	1.70	27,011	116	1.72
Total interest-bearing liabilities	$1,761,052	$1,138	0.26%	$1,677,597	$1,289	0.31%

Net interest spread (TE)			3.43%			4.05%
Net interest margin (TE)			3.53%			4.16%

Noninterest Income

Noninterest income for the fourth quarter of 2021 was $3.5 million, down $1.8 million, or 34%, from the third quarter of 2021 due primarily to income from bank-owned life insurance. The Company recognized a life insurance benefit of $1.7 million following the death of an employee during the third quarter of 2021.

Noninterest Expense

Noninterest expense for the fourth quarter of 2021 totaled $18.0 million, up $1.6 million, or 10%, compared to the third quarter of 2021.

Marketing and advertising fees were up $634,000 from the third quarter of 2021 primarily due to elevated donation expenses.

Professional fees were up $259,000 from the third quarter of 2021 primarily due to merger related expenses associated with acquisition of Friendswood Capital Corporation announced in December 2021.

Other expenses were up $129,000 from the third quarter of 2021 primarily due to certain loan servicing fees and expenses.

Dividend and Share Repurchases

The Company announced that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.23 per share payable on February 18, 2022, to shareholders of record as of February 7, 2022.

The Company repurchased 2,515 shares of its common stock during the fourth quarter of 2021 at an average price per share of $40.64 under the Company's 2020 Repurchase Plan. An additional 484,068 shares remain eligible for purchase under the 2020 and 2021 Repurchase Plan. The book value per share and tangible book value per share of the Company’s common stock was $41.27 and $34.00, respectively, at December 31, 2021.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets and PPP loans. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation of non-GAAP information included herein to GAAP is presented below.

	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020

Reported net income	$10,238	$15,059	$10,580
Add: Core deposit intangible amortization, net tax	221	230	258
Non-GAAP tangible income	$10,459	$15,289	$10,838

Reported loan income	$24,215	$27,045	$26,267
Less: PPP loan income	2,201	4,742	2,794
Loan income excluding PPP loan income	$22,014	$22,303	$23,473

Loan yield	5.12%	5.60%	5.20%
(Positive) negative impact of PPP loans	(0.29)	(0.60)	0.11
Loan yield excluding PPP loans	4.83%	5.00%	5.31%

Net interest margin	3.53%	4.16%	4.11%
(Positive) negative impact of PPP loans	(0.24)	(0.52)	(0.05)
Net interest margin excluding PPP loans	3.29%	3.64%	4.06%

Total assets	$2,938,244	$2,763,466	$2,591,850
Less: Intangible assets	61,949	62,229	63,112
Non-GAAP tangible assets	$2,876,295	$2,701,237	$2,528,738

Total shareholders’ equity	$351,903	$344,149	$321,842
Less: Intangible assets	61,949	62,229	63,112
Non-GAAP tangible shareholders’ equity	$289,954	$281,920	$258,730

Total loans	$1,840,093	$1,875,176	$1,979,954
Less: PPP loans	43,637	95,560	221,220
Total loans excluding PPP loans	$1,796,456	$1,779,616	$1,758,734

Allowance for loan losses to total loans	1.15%	1.29%	1.66%
Less: PPP loans	0.02	0.07	0.21
Non-GAAP allowance for loan losses to total loans	1.17%	1.36%	1.87%

Return on average equity	11.65%	17.46%	13.22%
Add: Average intangible assets	2.83	4.22	3.68
Non-GAAP return on average tangible common equity	14.48%	21.68%	16.90%

Common equity ratio	11.98%	12.45%	12.42%
Less: Intangible assets	1.90	2.01	2.19
Non-GAAP tangible common equity ratio	10.08%	10.44%	10.23%

Book value per share	$41.27	$40.38	$36.82
Less: Intangible assets	7.27	7.30	7.22
Non-GAAP tangible book value per share	$34.00	$33.08	$29.60

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2020, as supplemented by its Current Report on Form 8-K dated April 27, 2021, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for credit losses, the impact of the COVID-19 pandemic, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(dollars in thousands)	December 31, 2021	September 30, 2021	% Change	December 31, 2020
Assets
Cash and cash equivalents	$601,443	$413,694	45%	$187,952
Interest-bearing deposits in banks	349	349	—	349
Investment securities available for sale, at fair value	327,632	304,125	8	254,752
Investment securities held to maturity	2,102	2,110	—	2,934
Mortgage loans held for sale	1,104	3,476	(68)	9,559
Loans, net of unearned income	1,840,093	1,875,176	(2)	1,979,954
Allowance for loan losses	(21,089)	(24,149)	13	(32,963)
Total loans, net of allowance for loan losses	1,819,004	1,851,027	(2)	1,946,991
Office properties and equipment, net	43,542	44,331	(2)	45,497
Cash surrender value of bank-owned life insurance	40,361	40,142	1	40,334
Goodwill and core deposit intangibles	61,949	62,229	—	63,112
Accrued interest receivable and other assets	40,758	41,983	(3)	40,370
Total Assets	$2,938,244	$2,763,466	6	$2,591,850

Liabilities
Deposits	$2,535,849	$2,365,717	7%	$2,213,821
Other Borrowings	5,539	5,539	—	5,539
Federal Home Loan Bank advances	26,046	26,430	(1)	28,824
Accrued interest payable and other liabilities	18,907	21,631	(13)	21,824
Total Liabilities	2,586,341	2,419,317	7	2,270,008

Shareholders' Equity
Common stock	85	85	—%	87
Additional paid-in capital	164,982	164,316	—	164,988
Common stock acquired by benefit plans	(2,423)	(2,513)	4	(2,789)
Retained earnings	188,515	180,327	5	154,282
Accumulated other comprehensive income	744	1,934	(62)	5,274
Total Shareholders' Equity	351,903	344,149	2	321,842
Total Liabilities and Shareholders' Equity	$2,938,244	$2,763,466	6	$2,591,850

HOMEBANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)
	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	% Change	December 31, 2020	% Change
Interest Income
Loans, including fees	$24,215	$27,045	(10)%	$26,267	(8)%
Investment securities	1,309	1,189	10	1,002	31
Other investments and deposits	264	189	40	99	167
Total interest income	25,788	28,423	(9)	27,368	(6)
Interest Expense
Deposits	974	1,120	(13)%	1,987	(51)%
Other borrowings	53	53	—	53	—
Federal Home Loan Bank advances	111	116	(4)	129	(14)
Total interest expense	1,138	1,289	(12)	2,169	(48)
Net interest income	24,650	27,134	(9)	25,199	(2)
(Reversal) provision for loan losses	(2,648)	(2,385)	(11)	—	—
Net interest income after provision for loan losses	27,298	29,519	(8)	25,199	8
Noninterest Income
Service fees and charges	1,224	1,260	(3)%	1,117	10%
Bank card fees	1,519	1,519	—	1,273	19
Gain on sale of loans, net	376	415	(9)	1,082	(65)
Income from bank-owned life insurance	219	1,938	(89)	276	(21)
Loss on sale of assets, net	(44)	(3)	(1367)	—	—
Other income	240	254	(6)	302	(21)
Total noninterest income	3,534	5,383	(34)	4,050	(13)
Noninterest Expense
Compensation and benefits	9,991	9,809	2%	9,417	6%
Occupancy	1,824	1,717	6	1,719	6
Marketing and advertising	1,033	399	159	386	168
Data processing and communication	2,237	2,118	6	1,913	17
Professional fees	493	234	111	187	164
Forms, printing and supplies	164	158	4	154	6
Franchise and shares tax	396	360	10	331	20
Regulatory fees	331	301	10	373	(11)
Foreclosed assets, net	155	74	109	181	(14)
Amortization of acquisition intangible	279	291	(4)	327	(15)
Provision for credit losses on unfunded lending commitments	15	—		—
Other expenses	1,099	970	13	1,008	9
Total noninterest expense	18,017	16,431	10	15,996	13
Income before income tax expense	12,815	18,471	(31)	13,253	(3)
Income tax expense	2,577	3,412	(24)	2,673	(4)
Net income	$10,238	$15,059	(32)	$10,580	(3)

Earnings per share - basic	$1.24	$1.80	(31)%	$1.25	(1)%
Earnings per share - diluted	$1.23	$1.79	(31)	$1.24	(1)

Cash dividends declared per common share	$0.23	$0.23	—%	$0.22	5%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	% Change	December 31, 2020	% Change
EARNINGS DATA
Total interest income	$25,788	$28,423	(9)%	$27,368	(6)%
Total interest expense	1,138	1,289	(12)	2,169	(48)
Net interest income	24,650	27,134	(9)	25,199	(2)
(Reversal) provision for loan losses	(2,648)	(2,385)	(11)	—	—
Total noninterest income	3,534	5,383	(34)	4,050	(13)
Total noninterest expense	18,017	16,431	10	15,996	13
Income tax expense	2,577	3,412	(24)	2,673	(4)
Net income	$10,238	$15,059	(32)	$10,580	(3)

AVERAGE BALANCE SHEET DATA
Total assets	$2,941,274	$2,756,353	7%	$2,599,375	13%
Total interest-earning assets	2,749,445	2,563,981	7	2,414,349	14
Total loans	1,856,814	1,896,808	(2)	1,984,969	(6)
PPP loans	67,198	144,626	(54)	243,721	(72)
Total interest-bearing deposits	1,729,341	1,645,047	5	1,593,027	9
Total interest-bearing liabilities	1,761,052	1,677,597	5	1,628,308	8
Total deposits	2,537,670	2,358,086	8	2,226,526	14
Total shareholders' equity	348,635	342,189	2	318,404	9

PER SHARE DATA
Earnings per share - basic	$1.24	$1.80	(31)%	$1.25	(1)%
Earnings per share - diluted	1.23	1.79	(31)	1.24	(1)
Book value at period end	41.27	40.38	2	36.82	12
Tangible book value at period end	34.00	33.08	3	29.60	15
Shares outstanding at period end	8,526,907	8,523,473	—	8,740,104	(2)
Weighted average shares outstanding
Basic	8,278,472	8,354,176	(1)%	8,484,785	(2)%
Diluted	8,331,749	8,405,610	(1)	8,508,740	(2)

SELECTED RATIOS (1)
Return on average assets	1.38%	2.17%	(36)%	1.62%	(15)%
Return on average equity	11.65	17.46	(33)	13.22	(12)
Common equity ratio	11.98	12.45	(4)	12.42	(4)
Efficiency ratio (2)	63.93	50.53	27	54.69	17
Average equity to average assets	11.85	12.41	(5)	12.25	(3)
Tier 1 leverage capital ratio (3)	9.77	10.05	(3)	9.68	1
Total risk-based capital ratio (3)	15.95	15.60	2	15.18	5
Net interest margin (4)	3.53	4.16	(15)	4.11	(14)

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	10.08%	10.44%	(3)%	10.23%	(1)%
Return on average tangible common equity (6)	14.48	21.68	(33)	16.90	(14)

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	December 31, 2021			September 30, 2021			December 31, 2020
(dollars in thousands)	Acquired	Originated	Total	Acquired	Originated	Total	Acquired	Originated	Total
CREDIT QUALITY (1)
Nonaccrual loans (2)	$6,036	$7,233	$13,269	$5,896	$8,592	$14,488	$8,748	$9,929	$18,677
Accruing loans past due 90 days and over	—	6	6	—	13	13	—	2	2
Total nonperforming loans	6,036	7,239	13,275	5,896	8,605	14,501	8,748	9,931	18,679
Foreclosed assets and ORE	80	1,109	1,189	259	772	1,031	880	422	1,302
Total nonperforming assets	6,116	8,348	14,464	6,155	9,377	15,532	9,628	10,353	19,981
Performing troubled debt restructurings	1,096	3,867	4,963	1,085	3,961	5,046	573	1,512	2,085
Total nonperforming assets and troubled debt restructurings	$7,212	$12,215	$19,427	$7,240	$13,338	$20,578	$10,201	$11,865	$22,066

Nonperforming assets to total assets			0.49%			0.56%			0.77%
Nonperforming loans to total assets			0.45			0.52			0.72
Nonperforming loans to total loans			0.72			0.77			0.94

(1)It is our policy to cease accruing interest on loans 90 days or more past due. Nonperforming assets consist of nonperforming loans, foreclosed assets and other real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.

(2)Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $3.7 million, $4.1 million and $6.5 million at December 31, 2021, September 30, 2021 and December 31, 2020, respectively. Acquired restructured loans placed on nonaccrual totaled $3.5 million, $3.5 million and $3.5 million at December 31, 2021, September 30, 2021 and December 31, 2020, respectively.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION - CONTINUED
(Unaudited)
	12/31/2021			9/30/2021			12/31/2020
	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total
ALLOWANCE FOR CREDIT LOSSES
One- to four-family first mortgage	$1,944	$—	$1,944	$2,145	$—	$2,145	$2,965	$100	$3,065
Home equity loans and lines	508	—	508	521	—	521	676	—	676
Commercial real estate	10,207	247	10,454	12,872	455	13,327	17,843	1,008	18,851
Construction and land	3,572	—	3,572	3,628	—	3,628	4,155	—	4,155
Multi-family residential	457	—	457	627	—	627	1,077	—	1,077
Commercial and industrial	3,095	425	3,520	2,815	435	3,250	3,845	431	4,276
Consumer	634	—	634	651	—	651	863	—	863
Total allowance for loan losses	$20,417	$672	$21,089	$23,259	$890	$24,149	$31,424	$1,539	$32,963

Unfunded lending commitments(1)	1,815	—	1,815	1,800	—	1,800	1,425	—	1,425
Total allowance for credit losses	$22,232	$672	$22,904	$25,059	$890	$25,949	$32,849	$1,539	$34,388

Allowance for loan losses to nonperforming assets			145.80			155.48			164.97
Allowance for loan losses to nonperforming loans			158.86			166.53			176.47
Allowance for loan losses to total loans			1.15			1.29			1.66
Allowance for credit losses to total loans			1.24			1.38			1.74

Year-to-date loan charge-offs			$2,305			$1,807			$2,601
Year-to-date loan recoveries			592			506			335
Year-to-date net loan charge-offs			$1,713			$1,301			$2,266
Annualized YTD net loan charge-offs to average loans			0.09%			0.09%			0.12%
(1)The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.